Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Laurie Berman
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	pwinvestor@pondel.com

QAD REPORTS FISCAL 2013 THIRD QUARTER FINANCIAL RESULTS

SANTA BARBARA, Calif. – November 20, 2012 – QAD Inc. (NASDAQ: QADA) (NASDAQ: QADB), a leading provider of enterprise business software and services for global manufacturers, today reported financial results for the fiscal 2013 third quarter ended October 31, 2012.

Total revenue rose to $61.7 million for the fiscal 2013 third quarter, from $60.7 million for the fiscal 2012 third quarter. The increase was principally related to higher subscription and maintenance revenue.

License revenue equaled $7.0 million for the third quarter of fiscal 2013, compared with $7.2 million for last year’s third fiscal quarter. The company closed four license deals valued at approximately $2.4 million, which were deferred for accounting purposes and not recognized during the quarter. Maintenance and other revenue increased to $34.8 million, up from $34.0 million for the same period last year.  Subscription revenue, which includes QAD’s On Demand deployment option, grew to $3.8 million, up from $2.3 million for last year’s third fiscal quarter.  Professional services revenue decreased to $16.1 million, from $17.2 million for the third quarter of fiscal 2012.

Net income for the fiscal 2013 third quarter was $1.8 million, or $0.12 per diluted Class A share and $0.10 per diluted Class B share, compared with $3.0 million, or $0.19 per diluted Class A share and $0.15 per diluted Class B share for the third quarter of fiscal 2012.

“We delivered solid financial results this quarter, selling new licenses and successfully delivering upgrades to the latest releases of our software while closely managing costs,” said Karl Lopker, Chief Executive Officer of QAD Inc.  “Despite the challenging economic conditions facing manufacturers throughout the world, we are focusing on select growth areas such as global On Demand, supply chain management and key geographies.”

Gross profit for the fiscal 2013 third quarter was $35.2 million, or 57 percent of total revenue, compared with $34.6 million, or 57 percent of total revenue, for the fiscal 2012 third quarter.

Total operating expenses amounted to $32.1 million, or 52 percent of total revenue, for the fiscal 2013 third quarter, versus $30.3 million, or 50 percent of total revenue, for last year’s third fiscal quarter.

Operating income for the third quarter of fiscal 2013 was $3.1 million, which included $1.1 million in stock compensation expense, compared with $4.3 million, including $1.2 million in stock compensation expense, for the third quarter of the last fiscal year.

For the first nine months of fiscal 2013, total revenue rose to $186.4 million, from $182.1 million for the first nine months of fiscal 2012.  Net income for the fiscal 2013 year-to-date period was $4.6 million, or $0.29 per diluted Class A share and $0.25 per diluted Class B share.  Net income for the fiscal 2012 year-to-date period totaled $7.1 million, or $0.44 per diluted Class A share and $0.37 per diluted Class B share.

QAD Inc.
2-2-2

QAD’s cash and equivalents balance was $69.7 million at October 31, 2012, compared with $76.9 million at January 31, 2012.  Cash used by operations was $650,000 for the third quarter of fiscal 2013, versus $255,000 for the third quarter of fiscal 2012.

During the third quarter of fiscal 2013, QAD purchased 145,000 Class A shares of its common stock at an average price of $13.25 per share, and 16,000 Class B shares at an average price of $12.95 per share, for a total expenditure of approximately $2.1 million.  Approximately 167,000 shares remain available under the previously authorized one million share repurchase program.

During the fiscal 2013 third quarter, QAD paid quarterly dividends totaling $1.1 million, of which $922,000 was paid in cash and the remainder in common stock.

2013 Third Quarter Highlights:

•
Received orders from 17 customers representing more than $500,000 each in combined license, maintenance, subscription and professional services billings, including six orders in excess of $1.0 million;

•
Received license or On Demand orders from companies across QAD’s six vertical markets, including: AB S.A, AsteelFlash Group, Arthrex, Inc., Ceva Sante Animale, Cultura-Sodival, Lear Corporation, Exactech, Laboratorios Menarini, Magna International, and Youngs Seafood, among others;

•	Held successful customer conferences in Australia, Brazil, China, Mexico and Thailand, hosting almost 1,000 attendees;

•	Fully integrated QAD Business Process Management solution with QAD Enterprise Applications to provide a better way for customers to visualize, automate, manage and measure business processes.

Business Outlook
For the fourth quarter of fiscal 2013, QAD expects total revenue of approximately $65 million and earnings of approximately $0.15 per diluted Class A share and $0.12 per diluted Class B share.

Changes in tax laws following the November 6, 2012 election may require QAD to place a valuation allowance reserve on a portion of its deferred tax assets in Q4 of fiscal year 2013. If required, the increase in the valuation allowance could negatively impact income tax expense by approximately $2.6 million, or $0.17 per diluted Class A share and $0.14 per diluted Class B share.

Calculation of Earnings Per Share
EPS is reported based on the company’s dual-class share structure, and includes a calculation for both Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2013 third quarter.  The conference call will be webcast live and is accessible through the investor relations section of QAD’s web site at www.qad.com, where it will be available for approximately one year.  Interested parties may participate in the call by dialing 800-230-1059 (domestic) or 612-234-9959 (international).  A replay of the call will be accessible through November 28, 2012 by dialing 800-475-6701 (domestic) or 320-365-3844 (international), passcode 259326.

QAD Inc.
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About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer products, electronics, food and beverage, industrial and life sciences products. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.

“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “could,” “will likely result,” “estimates,” “intends,” “may,” “projects,” “should,” and variations of these words and similar expressions are intended to identify these forward looking statements. Forward-looking statements are based on the company’s current expectations and assumptions regarding its business, the economy and future conditions. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2012 ended January 31, 2012, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission.

-- Financial Tables Follow --

QAD Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2012	2011	2012	2011
Revenue:
License fees	$6,996	$7,216	$21,767	$22,110
Maintenance and other	34,799	34,011	103,205	103,742
Subscription fees	3,815	2,283	10,783	6,813
Professional services	16,099	17,223	50,631	49,428
Total revenue	61,709	60,733	186,386	182,093
Cost of revenue:
License	969	1,248	2,682	3,283
Maintenance, subscription and other	10,018	8,841	30,359	26,683
Professional services	15,544	16,066	47,128	49,095
Total cost of revenue	26,531	26,155	80,169	79,061
Gross profit	35,178	34,578	106,217	103,032
Operating expenses:
Sales and marketing	14,747	13,974	44,990	42,327
Research and development	9,697	8,811	28,441	26,531
General and administrative	7,654	7,495	24,194	22,605
Total operating expenses	32,098	30,280	97,625	91,463
Operating income	3,080	4,298	8,592	11,569
Other (income) expense:
Interest income	(139)	(188)	(466)	(470)
Interest expense	159	305	775	862
Other (income) expense, net	376	(41)	914	421
Total other (income) expense	396	76	1,223	813
Income before income taxes	2,684	4,222	7,369	10,756
Income tax expense	859	1,212	2,741	3,656
Net income	$1,825	$3,010	$4,628	$7,100

Diluted Net Income per Share
Class A	$0.12	$0.19	$0.29	$0.44
Class B	$0.10	$0.15	$0.25	$0.37

Diluted Weighted Shares
Class A	13,016	13,382	13,107	13,286
Class B	3,260	3,301	3,272	3,292

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	October 31,	January 31,
	2012	2012
Assets
Current assets:
Cash and equivalents	$69,702	$76,927
Accounts receivable, net	40,259	64,757
Deferred tax assets, net	4,364	4,355
Other current assets	10,457	11,853
Total current assets	124,782	157,892

Property and equipment, net	32,840	33,139
Capitalized software costs, net	2,435	583
Goodwill	8,911	6,412
Long-term deferred tax assets, net	17,393	17,285
Other assets, net	4,111	2,834

Total assets	$190,472	$218,145

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$377	$321
Accounts payable and other current liabilities	36,657	40,823
Deferred revenue	71,031	93,871
Total current liabilities	108,065	135,015

Long-term debt	15,567	15,813
Other liabilities	6,195	5,302

Stockholders' equity:
Common stock	18	18
Additional paid-in capital	148,950	148,993
Treasury stock	(29,906)	(27,968)
Accumulated deficit	(48,989)	(48,974)
Accumulated other comprehensive loss	(9,428)	(10,054)
Total stockholders' equity	60,645	62,015

Total liabilities and stockholders' equity	$190,472	$218,145

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	October 31,
	2012	2011

Net cash provided by operating activities	$10,723	$13,052

Cash flows from investing activities:
Purchase of property and equipment	(2,534)	(2,593)
Capitalized software costs	(374)	(167)
Acquisition of businesses, net of cash acquired	(4,713)	(107)
Other, net	-	21
Net cash used in investing activities	(7,621)	(2,846)

Cash flows from financing activities:
Repayments of debt	(214)	(226)
Tax payments, net of proceeds, related to stock awards	(1,114)	(642)
Excess tax benefits from share-based payment arrangements	171	24
Repurchase of stock	(6,025)	(569)
Dividends paid in cash	(2,763)	(1,431)
Net cash used in financing activities	(9,945)	(2,844)

Effect of exchange rates on cash and equivalents	(382)	417
Net (decrease) increase in cash and equivalents	(7,225)	7,779
Cash and equivalents at beginning of period	76,927	67,276
Cash and equivalents at end of period	$69,702	$75,055